Exhibit 99.1

Contact:

Ken Volk, The Mills Corporation

(301) 968-6390

For Immediate Release

THE MILLS CORPORATION FILES CURRENT REPORT ON FORM 8-K

PROVIDING CERTAIN OCCUPANCY AND TENANT SALES DATA

CHEVY CHASE, MD (November 20, 2006) — The Mills Corporation (NYSE:MLS) announced today that it has filed a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) providing the following occupancy and tenant sales data:

•	occupancy data as of December 1, 2004, September 1, 2005, December 1, 2005 and September 1, 2006, and

•	in-line tenant gross sales per square foot data for the twelve months ended September 30, 2005 and 2006, in each case for consolidated properties, unconsolidated properties and total portfolio.

The occupancy and in-line tenant gross sales data are included in the Form 8-K filing in response to a recommendation from the New York Stock Exchange (“NYSE”) that The Mills Corporation disclose certain 2006 operating metrics in connection with the continued listing of its securities on the NYSE. As noted in the Current Report on Form 8-K filed today with the SEC, the occupancy data for all periods shown therein reflect a change in methodology used by the Company to calculate property occupancy. For the reasons indicated in Form 8-K filing, readers are cautioned not to place undue reliance on these operating metrics as indicators of The Mills Corporation’s financial results for any of the periods presented.

For more information, please refer to the Current Report on Form 8-K as filed today with the SEC.

About The Mills Corporation

The Mills Corporation, based in Chevy Chase, MD, is a developer, owner and manager of a diversified portfolio of retail destinations, including regional shopping malls and market-dominant retail and entertainment centers. It currently owns 39 properties in the United States totaling approximately 48 million square feet. In addition, The Mills has various projects in development, redevelopment or under construction. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the Company’s website at www.themills.com.

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